Exhibit 10.1

NU SKIN ENTERPRISES, INC.
AMENDED AND RESTATED 2009 KEY EMPLOYEE DEATH BENEFIT PLAN

1.           Establishment and Purpose.

By approval of the Compensation and Human Capital Committee of the Board of Directors of Nu Skin Enterprises, Inc., a Delaware corporation (“NSE”), the 2009 Key Employee Death Benefit Plan is hereby amended and restated to be known as the Nu Skin Enterprises, Inc. Amended and Restated 2009 Key Employee Death Benefit Plan (the “Plan”). The purposes of the Plan are: (a) to enhance the growth and profitability of the Company by providing greater security to certain officers, directors, and employees and their families; and (b) to attract and retain officers, directors, and employees of outstanding competence and ability.

2.           Definitions.

For the purpose of this Plan, the following terms shall have the indicated meanings:

a. “Board of Directors” or “Board” shall mean the Board of Directors of NSE.

b. “Company” shall mean NSE and each of its present and future subsidiaries, which are defined to include any corporation, partnership, or other organization in which NSE has proprietary interest by reason of share or equity ownership or otherwise, but only if NSE and each subsidiary are in a parent‑subsidiary controlled group, as defined in Internal Revenue Code (“Code”) § 1563(a)(1) (“80% common control”), or brother‑sister controlled group as described in Code § 1563(a)(2) (“50% common control”).

c. “Committee” shall mean the Compensation and Human Capital Committee of the Board of Directors, which includes select members of the Board of Directors.

d. “Death Benefit” shall mean the insurance benefit payable to the designated beneficiaries of a Participant upon the death of the Participant pursuant to insurance obtained under this Plan.

e. “Participant” shall mean any officer, director, or employee of the Company who has been designated as a Participant by the Committee.  In addition, each full-time employee of the Company based in the United States (except for employees of NSE’s non-Nu Skin businesses) having a job level of E1–E5 or P7, as measured by NSE’s corporate human resources department, shall automatically be a Participant as long as the employee continues to meet the foregoing conditions unless the Committee affirmatively determines otherwise. Subject to the requirements of applicable law, the Committee, in its sole discretion, shall determine whether an individual who has been designated as a Participant shall continue to be a Participant in the case of any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave. An individual on such leave of absence shall continue to be a Participant unless and until the Committee determines otherwise.

f. “Plan Administrator” means the Committee, its designated agents, and/or any committee appointed pursuant to Section 3.b., to the extent the Committee has delegated its authority or duties of Plan administration.

3.           Administration.

a.          The Plan shall be administered by the Committee. Subject to the provisions of this Plan, the Committee shall have sole and complete discretion and authority to: (i) select Participants after receiving the recommendations of the management of the Company; (ii) determine the amount of any Death Benefit payable under this Plan; (iii) determine the terms of such insurance obtained by the Company under this Plan; (iv) adopt, amend, and rescind such rules as, in its opinion, may be advisable for the administration of this Plan; (v) construe and interpret this Plan, the rules, and the instruments utilized hereunder; and (vi) make all determinations deemed advisable or necessary for the administration of this Plan. All determinations by the Committee shall be final and binding.

b.          The Committee may appoint a separate committee to perform its duties as Plan Administrator, other than the duties listed in clauses a.(i) and a.(ii) above, by the approval of appropriate resolutions of the Committee.  Any such separate committee must consist of at least two members, who shall hold office at the pleasure of the Committee.  The separate committee’s members shall serve without compensation but shall be reimbursed by the Company for all reasonable expenses.

4.           Death Benefit.

The Company shall procure and pay all premiums for insurance on the life of each Participant, providing to the Participant a Death Benefit in an amount established by the Committee, with the right to the Participant to designate the beneficiary of such insurance.

5.           Beneficiary Designation.

Designation of beneficiaries of insurance provided under this Plan shall be accomplished in accordance with the terms of such insurance.

6.           Employment Rights.

Neither this Plan nor any action taken hereunder shall be construed as giving any employee of the Company the right to become or remain a Participant nor any right to be retained in the employ of the Company.

7.           Protection of Company.

The Company reserves the right not to pay any premium or other payment for any insurance procured by the Company under this Plan at any time, for any or no reason, provided, however, that to the extent that the insurance provided under this Plan may, under the terms of such insurance, be assumed and paid for by the Participant, the Participant may pay such premium or other payment and continue such insurance in force. The Company’s sole obligation shall be to provide reasonable notice to the Participant of its determination not to pay any such premium or other payment. In no event will the Company be obligated to pay the amount of a Death Benefit, even if the Company fails to procure and/or pay premiums for insurance on the life of a Participant.

8.           Withholding.

The Company shall have the right to deduct or withhold from any other compensation payments made to the Participant, any Federal, state, or local taxes, including transfer taxes, required by law to be withheld or to require the Participant to pay any amount, or the balance of any amount, required to be withheld as a condition to receiving a benefit hereunder.

9.           Relationship to Other Benefits.

No benefits under this Plan shall be taken into account in determining any benefits under any pension, retirement, group insurance, or other employee benefit plan of the Company, whether now existing or hereafter adopted. This Plan shall not preclude the Company, its shareholders, the Board of Directors, or any committee thereof from authorizing or approving other employee benefit plans or forms of incentive compensation, nor shall it limit or prevent the operation of other incentive compensation plans or other employee benefit plans of the Company or the participation in any such plans by participation in this Plan.

10.         No Trust or Fund Created.

Neither this Plan nor any benefit conferred hereunder shall create or be construed to create a trust or separate fund of any kind.

11.         Expenses.

The expenses of administrating this Plan shall be borne by the Company.

12.         Indemnification.

Service on the Committee for purposes of this Plan only shall constitute service as a member of the Board of Directors so that members of the Committee shall be entitled to indemnification and reimbursement similar to directors of the Company pursuant to its Certificate of Incorporation, By‑Laws or resolutions of its Board of Directors or shareholders.

13.         Tax Litigation.

The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to this Plan and that the Company believes to be important to the Company and to conduct any such contest or any litigation arising therefrom to a final decision.

14.          Amendment and Termination.

The Committee may modify, amend, or terminate this Plan in any respect at any time. The Company may terminate insurance under this Plan at any time.

If the Committee appoints a separate committee to administer this Plan pursuant to Section 3.b. above, such separate committee may modify or amend this Plan to the extent described in resolutions approved by the Committee or in such separate committee’s charter.

15.          Governmental and Other Regulations.

This Plan shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any regulatory or governmental agency which may, in the opinion of the counsel for the Company, be required. This Plan is an “employee welfare benefit plan” as defined under the Employee Retirement Income Security Act of 1974 (“ERISA”) and is intended to be a “top hat plan” thereunder.

16.         Claim Procedure.

If a Participant believes that he or she is not receiving a benefit he or she is entitled to receive under the Plan, the Participant may file a claim with the Plan Administrator.  The claim must be in writing, must include the facts and arguments the Participant wants to be considered, and must be filed within one year of the date the Participant knew (or should have known) the facts behind the claim.  The Plan Administrator has 90 days after receiving the claim to make a decision and notify the Participant if the claim is denied in whole or in part.  The notice of denial will state the reasons for the denial, the Plan provisions on which the denial is based, a description of additional material (if any) needed from the Participant and why, the procedure for requesting a review of the denial, and the Participant’s right to file a civil action under section 502(a) of ERISA if the claim is denied upon review.

If the Participant disagrees with the denial of the claim, the Participant may file a request for a review of that decision.  The request must be in writing to the Plan Administrator, must state the reason for disagreement with the denial of the claim, and must be filed within 60 days after the denial notice was received.  The Participant should submit all documents and written arguments he or she wants considered at the review, and the Participant may, upon request and free of charge, receive copies of documents and information relevant to the claim.  The Plan Administrator has 60 days after receiving the request to make a decision and notify the Participant if the denial is upheld.  If the Plan Administrator decides that the claim was correctly denied, the notice will state the reasons for the denial, the Plan provisions on which the denial is based, the Participant’s right to receive, upon request and free of charge, reasonable access to and copies of the relevant documents and information used in the claims process, and the Participant’s right to file a civil action under section 502(a) of ERISA.

If the Participant is notified what special circumstances require an extension and what date the claim is expected to be decided, the 90‑day period for deciding an initial claim may be extended for up to 90 additional days and the 60‑day period for making a decision following a request for a review may be extended for up to 60 additional days.  If an extension of the 60‑day period is necessary because the Participant needs to submit additional information, the Participant will be given 60 days to provide that information.  The time it takes the Participant to provide that information will not count against the 60 days the Plan Administrator has to make a decision.

The Plan Administrator will make all final decisions on claims.  The Plan Administrator has the discretion, authority, and responsibility to decide all factual and legal questions under the Plan, to interpret and construe the Plan and any ambiguous or unclear terms, and to determine whether a claimant is eligible for benefits and the amount of benefits, if any, a claimant is entitled to receive.  The Plan Administrator has the right to delegate its authority to make decisions, and all such decisions are conclusive and binding on all parties.  A Participant may, at his or her own expense, have an attorney or representative act on his or her behalf, but the Company has the right to require a written authorization from the Participant.

17.         Governing Law.

This Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Utah, to the extent not preempted by federal law.

18.         Effective Date.

This Plan shall not be effective unless and until adopted by action of the Committee, and shall be effective upon the day and date specified in the adoptive resolution of the Committee.

Adopted by the
Compensation and Human Capital Committee
of the Board of Directors
August 1, 2023